CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement under the Securities Act of 1933 on Form N-14 of our reports each dated December 18, 2006, relating to the financial statements and financial highlights of WM California Insured Intermediate Municipal Fund and WM California Municipal Fund (each a series of WM Trust II) appearing in the Annual Report to Shareholders on Form N-CSR/A of WM Trust II for the year ended October 31, 2006, and to the references to us under the headings "Financial Statements" and "Financial Highlights" in the Prospectus and "Information Incorporated by Reference" in the Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

October 26, 2007